Exhibit 10.51

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made this          day of March, 2013, by and between Vince, LLC, a Delaware limited liability company (“Vince” or “Employer”), and Karin Gregersen McLennan, an individual (“Executive”).

WHEREAS, Employer desires to employ Executive as the President of Vince; and

WHEREAS, Executive desires to accept and be employed as the President of Vince; and

WHEREAS, the parties desire to set forth the terms and conditions under which Executive shall be employed and upon which Vince shall compensate Executive; and

NOW, THEREFORE, in consideration of the premises and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Title. Employer hereby employs Executive as President of Vince. Executive hereby accepts such employment with Employer in such capacity. Executive shall report to the Chief Executive Officer of Vince (“CEO”).

2. Duties. Executive shall perform for Vince all duties customarily associated with the position of President and shall be responsible for the following functional areas, including, but not limited to (1) design, (2) product development, (3) merchandising, (4) marketing, (5) planning, selling and otherwise distributing the products through the wholesale distribution channel, (6) store design and visual merchandising, and (7) strategic planning and global brand building initiatives in partnership with the CEO. Executive further agrees to perform such other reasonable duties and services for Vince and assume responsibility for such other functional areas, consistent with her position as shall be assigned to her from time to time by the CEO. All of the functions, activities and operations of Vince shall be subject to the direction and oversight of the CEO. Executive shall devote her entire business time, attention, energy, business judgment, knowledge, skill and best efforts to the performance of her duties hereunder.

3. Term. Employer agrees to employ Executive pursuant to the terms of this Agreement, commencing as of May 13, 2013 (“Effective Date”) and ending on the date Executive’s employment is terminated under the terms of this Agreement. The period from the Effective Date through the Executive’s termination date (“Termination Date”) is referred to under this Agreement as the “Term.”

4. Base Salary. For all duties to be performed by Executive hereunder, Executive shall receive a base salary at the annual rate of Seven Hundred Fifty Thousand Dollars ($750,000) (“Base Salary”), payable in substantially equal installments in accordance with Employer’s normal payroll cycle.

5. Bonuses. (A) Annual Bonus: During the Term, Executive shall be eligible to receive an annual non-deferred, cash incentive payment subject to the terms and conditions of the Employer’s annual bonus plan as may be in effect from time to time (“Annual Bonus”) based on a target bonus opportunity of 50% of the Executive’s Base Salary, with a maximum bonus opportunity of 100% of such Base Salary, in each case upon the attainment of one or more pre-established financial-based performance goals for Vince (and its affiliates) reasonably established in good faith by the Board of Managers (“Vince Board”) or any committee thereof near the beginning of each fiscal year. The attainment of such goals will be based upon Vince’s audited financial results for such year. Executive’s Annual Bonus for fiscal 2013 will be guaranteed to be no less than Three Hundred Seventy-Five Thousand Dollars ($375,000). Any Annual Bonus will be paid after completion of the audited financial statements for the applicable year, provided that the Executive remains continuously employed through the date that such Annual Bonus is paid (subject to Section 11 hereof).

(B) Sign-On Bonus: Employer shall pay Executive a one-time signing bonus within sixty (60) days of the Effective Date in an amount equal to Two Hundred Thousand Dollars ($200,000) (“Sign-On Bonus”). Should Executive’s employment be terminated pursuant to Section 10 of this Agreement (other than by reason of the death or disability of Executive) within one year of the Effective Date, Executive shall immediately repay the Sign-On Bonus.

6. Equity. Subject to the final approval of the Board of Directors of Kellwood Company (“Kellwood”), Executive will have an opportunity to participate in the 2010 Kellwood Company Stock Option Plan (“Plan”) and shall be granted options to acquire six thousand five hundred (6,500) shares of common stock of Kellwood with an exercise price equal to the fair market value of the stock on the date the options are granted. Such options will be subject to the terms and conditions of the standard Kellwood stock option grant agreement and Plan and will vest over a five-year period at a rate of 20% per year, with the first 20% vesting on the first anniversary of Executive’s first day of employment with Vince.

7. Expenses; Travel; Benefits; Vacation/Holidays; Clothing Allowance; (A) It is understood that Executive will from time to time incur reasonable expenses in conjunction with her employment. Employer shall reimburse Executive for all such reasonable, out of pocket expenses incurred in accordance with Vince’s expense policy and upon presentation of an itemized written account in accordance with usual and customary Vince procedures. (B) Executive may be requested, from time to time, and for reasonable periods of time, to travel in the performance of her Duties. Executive agrees to travel as requested, within reason and subject to Vince’s standard Travel & Entertainment Policy, as in effect from time to time, and all travel in the performance of her Duties shall be at the sole cost of Employer and shall be paid or reimbursed by Employer in accordance with the Vince Travel & Entertainment Policy; provided however that Executive shall be entitled to business class airfare for domestic transcontinental flights or flights of five (5) hours or more, and any international flights. (C) Executive shall be entitled to participate in and receive benefits under any existing employee benefit plans or similar arrangements maintained by Employer for its employees as such benefits may change from time to time. (D) Executive shall accrue a minimum of five (5) weeks of vacation and all paid holidays in accordance with Employer’s standard vacation and holiday policies. (E) In accordance with the Employer’s clothing allowance policy, Executive will receive a $10,000 clothing allowance per fiscal year. (F) While Executive is in LA on Employer business, Employer, at Employer’s sole cost and expense, will provide Executive with hotel or other lodging accommodations as the parties may reasonably agree upon.

8. Cause Termination. Employer may immediately terminate Executive’s employment under this Agreement for “Cause” (as hereinafter defined) by delivering written notice of termination to Executive. For purposes of this Agreement “Cause” shall mean one or more of the following: (a) Conviction or indictment of Executive of (i) a felony or (ii) a misdemeanor which involves moral turpitude, or the entry by Executive of a plea of guilty or nolo contendere with respect to any of the foregoing, (b) the commission of any act or failure to act by the Executive that constitutes theft, destruction or misappropriation of Vince or its affiliates’ property, fraud, embezzlement, unethical business conduct that is materially injurious to Vince or any of its affiliates, or any other intentional misconduct or gross negligence that is otherwise materially injurious to Vince or any of its affiliates whether financially or otherwise, (c) any violation by the Executive of any written rule or written policy of Vince or any of its affiliates and the failure of the Executive to cure such violation within fifteen (15) days after receipt of notice from the Employer (such notice shall specify the facts and circumstances which Employer believes gives rise to the basis for the Cause), (d) any material violation by the Executive of the requirements of any written contract or agreement between Vince (or any of its affiliates) and the Executive and the failure of the Executive to cure such violation within fifteen (15) days after receipt of notice from Vince (such notice shall specify the facts and circumstances which Employer believes gives rise to the basis for the Cause), or (e) Executive’s failure to comply with instructions requiring specific action or specific omission to act, from the CEO or the Vince Board, if (i) such instructions are communicated to Executive in writing, including via email, (ii) such written instructions are otherwise consistent with Executive’s duties, responsibilities and authority under this Agreement, and (iii) Executive fails to comply with such written instructions within ten (10) days after Executive receives the written instructions.

9. Executive Initiated Termination. (A) Voluntary Resignation: Executive may terminate her employment under this Agreement at any time without “Good Reason” (as this term is defined in (B) below) upon ninety (90) days written notice to the Employer.

(B) Good Reason Termination: Executive may terminate her employment under this Agreement at any time for “Good Reason” (as this term is defined below) if Executive provides Employer with written notice of the existence of the “Good Reason” event or condition within thirty (30) days after it initially occurs or arises, and Employer fails to remedy or cure such event or condition within thirty (30) days after the date of such written notice, and Executive exercises her right to terminate for Good Reason within fifteen (15) days after the cure period expires. Otherwise any claim of the specific example of such circumstance as “Good Reason” shall be deemed irrevocably waived by the Executive. The written notice from Executive shall specify the facts and circumstances which Executive believes gives rise to the basis for the “Good Reason.” For purposes hereof, the term “Good Reason” shall mean any one or more of the following which occurs or arises without the consent of Executive (a) a material detrimental change by Employer in Executive’s position, title, duties, responsibilities or authority; (b) a breach by Employer of any of the material obligations of Employer set forth in this Agreement; or (c) a reduction in Base Salary below

Seven Hundred Fifty Thousand Dollars ($750,000). The Executive is aware of the possible initial public offering involving the Vince business, and for the avoidance of doubt it is understood that the consummation of the restructuring of the Kellwood business in order to achieve such initial public offering shall not, in and of itself, be deemed to trigger a right of the Executive to terminate her employment for Good Reason.

10. Effect of Termination for Cause, Voluntary Resignation Without Good Reason, Death or Disability. In the event Executive’s employment is terminated by Employer for Cause, or Executive voluntarily resigns without Good Reason, or in the event Executive’s employment is terminated by reason of the death or disability of Executive, (a) Employer shall pay to Executive the amount of any unpaid Base Salary earned by Executive through the Termination Date, (b) Employer shall pay to Executive any additional amounts and/or benefits payable to or in respect of Executive under and in accordance with the provisions of any employee plan, program or arrangement under which Executive is covered immediately prior to termination or expiration of Executive’s employment, and (c) all other obligations to pay Executive’s Base Salary or any bonus or other amounts after the Termination Date shall cease. As of the Termination Date the Executive will be deemed to have resigned from all officer, director or employee positions held at Vince or any of its affiliates and the Executive will sign any forms or documents required or reasonably requested to effectuate such resignation. Notwithstanding the foregoing, in the event Executive’s employment is terminated by reason of the death or disability of the Executive, the Executive (or her estate) shall also be entitled to (a) any unpaid Annual Bonus for the fiscal year prior to the fiscal year in which the Termination Date occurs, and (b) a pro-rata portion of the Annual Bonus for the fiscal year in which the Termination Date occurs based on the number of days the Executive was employed in such fiscal year, in both cases payable at the same time as such payments would have been made if Executive had remained employed by Employer through the date of payment (in the case of payments under (a), in the calendar year of death or disability, and in the case of payments under (b), in the calendar year following the year of death or disability). For purposes of this Agreement, the term “disability” shall mean the Executive has been unable to perform her job functions by reason of a physical or mental impairment for 180 days, whether or not continuous, in any continuous period of 360 days.

11. Effect of Termination Without Cause or for Good Reason. In the event Executive’s employment is terminated by Employer without Cause or in the event Executive terminates her employment for Good Reason, then subject to applicable withholding taxes and other standard employee-related deductions, (a) Employer shall pay Executive the amount of any unpaid Base Salary earned by Executive through the Termination Date, (b) Employer shall pay to Executive any additional amounts and/or benefits payable to or in respect of Executive under and in accordance with the provisions of any employee plan, program or arrangement under which Executive is covered immediately prior to termination or expiration of Executive’s employment, (c) Employer shall pay Executive (i) any unpaid Annual Bonus for the fiscal year prior to the fiscal year in which the Termination Date occurs and (ii) a pro-rata portion of the Annual Bonus for the fiscal year in which the Termination Date occurs based on the number of days the Executive was employed in such fiscal year, in both cases payable at the same time as such payments would have been made if Executive had remained employed by Employer through the date of payment (in the case of payments under (c)(i), in the calendar year of death or disability, and in the case of payments under (c)(ii), in the calendar year following the year of death or disability), (d) the Employer shall continue to pay to Executive her Base Salary, at the rate being paid as of the Termination Date, for the earlier of twelve (12) months or until Executive secures other employment which pays the Executive a base salary equal to or greater than her Base Salary as of the Termination Date (such period, the “Severance Period”); provided, however, that in the event Executive obtains other employment which pays the Executive a base salary less than her Base Salary as of the Termination Date, then Executive’s severance payments shall immediately become subject to offset by the amount of Executive’s base salary and guaranteed incentive compensation, if any, from such other employment, (e) if Executive is, as of the Termination Date, enrolled in Vince’s medical and dental plans, the Employer will continue to provide medical and dental coverage in accordance with the Employer’s plans that are then in place until the end of the Severance Period, and (f) subject to the terms and conditions of Executive’s grant agreement and the Plan Executive may retain any vested options. In order to comply with Section 409A, the payments to be made to the Executive under this Paragraph 11(b) and 11(c) shall begin on the first pay period following the 60th day after her Termination Date (and on such payment commencement date, the Executive will be entitled to receive a single sum make-up payment equal to the sum of the severance payments the Executive would have received from the date of the event giving rise to such severance payments and the delayed start date for such payments), provided Executive has executed and returned to Vince, Vince’s standard waiver and release of claims (which wavier and release of claims shall not contain any non-competition, non-solicitation or other restrictive covenants other than those set forth in this Agreement) and the revocation period for such standard waiver and release of claims has expired. Executive further acknowledges that, except as provided in this Paragraph 11, she has waived and will not be entitled to any other severance payments, as the parties have carefully bargained for the benefits specifically provided for herein. As of the Termination Date the Executive will be deemed to have resigned from all officer, director or employee positions held at Vince or any of its affiliates and the Executive will sign any forms or documents required or reasonably requested to effectuate such resignation.

12. Non-Compete. During Executive’s employment hereunder and for a period of 12 months thereafter (“Restricted Period”), Executive shall not directly or indirectly (i) design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, or participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity.

13. Non-solicit, Non-interference. During the Restricted Period, Executive shall not, except in furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of Vince or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Vince or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between Vince or any of its affiliates and any of Vince’s or its affiliates’ respective customers, suppliers, vendors, joint venturers, distribution partners, franchisees, licensors, licensees or any other business relation of Vince or its affiliates. Any person described in Paragraph 13(A) shall be deemed covered by this Paragraph while so employed or retained and for a period of six (6) months thereafter, unless such person’s employment has been terminated by Vince.

14. Non-disparagement. Executive shall not make any negative comments or otherwise disparage Vince or any of its affiliates or any of Vince’s or its affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event Executive agrees to provide Employer with notice of subpoena and opportunity to respond. The Employer agrees that the senior executive officers of the Employer as of the Termination Date and the members of the Vince Board as of the Termination Date will not, while employed by Employer or serving as a director of Employer, as the case may be, publicly make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be materially harmful to the Executive’s business reputation. The foregoing limitation on the Employer shall not be violated by (i) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) communications among the Vince Board members and other representatives of the Employer’s direct and indirect shareholders, or (iii) statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations of the Employer.

15. Confidentiality. Executive acknowledges that in connection with this Employment Agreement, Executive will acquire and make use of confidential information and trade secrets of Vince and its affiliates (“Confidential Information”) which shall include, but not be limited to, financial statements, new product developments, customer information, project reports, internal memoranda, marketing programs, reports and other materials or records of a proprietary and confidential nature, and that maintenance of the proprietary and confidential character of such information, to the full extent feasible, is important to Vince. Therefore, in order to protect the Confidential Information, Executive agrees as follows: (a) to hold the Confidential Information in strictest confidence and not to use or disclose such Confidential Information without the prior written authorization of Vince, except (i) in connection with the services being rendered under this Agreement, (ii) as required by any subpoena or other court or administrative order, (iii) in connection with any legal proceedings, or (iv) as may otherwise be required under applicable laws, rules or regulations; and (b) to return to Vince upon termination of employment all Confidential Information coming into Executive’s possession during the Term. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision; or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Employer or a client of the Employer.

16. Equitable Remedies. The necessity of protection against the competition of Executive in Paragraph 12 and the covenants agreed to in Paragraphs 12 through 15 and the nature and scope of such protections have been carefully considered by the parties hereto in relation to this Agreement. The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not to compete and restrictive covenants described in this Agreement are fair, reasonable and necessary, that adequate consideration and compensation through this Agreement have been received by Executive for such obligations, and that these obligations do not and will not prevent Executive from earning a livelihood. If, however, for any reason any court determines that the restrictions in Paragraphs 12, 13, 14 or 15 are not reasonable, that consideration is inadequate or that Executive has been prevented from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in the respective paragraphs as will render such restrictions valid and enforceable. Executive acknowledges that she has carefully read and considered the terms of this Agreement and knows them to be essential to induce Vince to enter into this Agreement and that any breach of the provisions of Paragraphs 12, 13, 14 or 15 will result in serious and irreparable injury to Vince. Therefore, in the event of a breach of any such provisions, Vince shall be entitled to equitable relief against Executive by way of injunction (in addition to, but not in substitution for, any and all other relief to which Vince may be entitled at law or in equity) to restrain Executive from such breach and to compel compliance by Executive with her obligations hereunder.

17. Survival. The provisions of Paragraphs 12 through 16 shall survive any termination or cancellation of this Agreement or Executive’s employment and shall remain in full force and effect in accordance with their stated terms.

18. Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party waiving its rights, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of Vince or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vince or the Executive of any such right or remedy shall preclude any other or further exercise thereof.

19. Successors and Assigns. This Agreement is for personal services and may not be assigned by Executive in any manner, by operation of law or otherwise, without the prior written consent of Vince. Vince may assign this Agreement and its rights and obligations hereunder (a) to an affiliate of Vince or (b) to any entity which, by way of merger, consolidation, or sale of all or substantially all of the assets of Vince, becomes a successor to Vince.

20. Effect of Section 409A of the Internal Revenue Code. It is the intention of the Employer and Executive that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code (“Code”) in a manner that does not impose additional taxes, interest or penalties upon Executive pursuant to Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A and this Paragraph. Each of the payments pursuant to this Agreement are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). To the extent the Executive is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) the amount of such reimbursements and benefits the Executive receives in one year shall not affect amounts provided in any other year, (ii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iii) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit.

Notwithstanding anything in this Agreement to the contrary, if all or a portion of any payment or benefit under this Agreement is subject to Section 409A of the Code, then the following rules shall apply to such payment in order to prevent any accelerated or additional tax under Section 409A of the Code:

(a) If the termination of Executive’s employment does not qualify as a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) from the “Employer Controlled Group,” then any payments subject to Section 409A of the Code will not commence until a “separation from service” occurs or, if earlier, the earliest other date as is permitted under Section 409A. For this purpose, the “Employer Controlled Group” means (i) Employer, (ii) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes Employer and (iii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with Employer; provided, however, that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.

(b) If at the time of Executive’s separation from service, Executive is a “specified employee” as defined in Section 409A of the Code, then the Employer will defer the commencement of any payments which would otherwise be subject to Section 409A (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and on such payment commencement date, the Executive will be entitled to receive a single sum make-up payment equal to the sum of the payments the Executive would have received from the date of the event giving rise to such payments and the delayed start date for such payments).

Employer shall consult with Executive in good faith regarding the implementation of the provisions of this Section.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22. Governing Law; Jurisdiction. This Agreement is made, executed and entered into in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law doctrine. Executive and Vince agree that any action arising out of or based upon this Agreement and Executive’s employment with Employer shall be brought in the courts of the State of New York or in any federal court therein. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREMEENT OR THE EXECUTIVE’S EMPLOYMENT BY THE EMPLOYER OR ANY AFFILIATE OF THE EMPLOYER, OR THE EXEUTIVE’S OR THE EMPLOYER’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

23. Severability. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

This Agreement sets forth the entire understanding between Executive and Vince as to the terms of Executive’s employment and supersedes and replaces in their entirety any and all other agreements, whether written or oral, between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

EXECUTIVE	VINCE, LLC

/s/ Karin Gregersen McLennan	By:	/s/ Jill Granoff
Karin Gregersen McLennan	Jill Granoff Chief Executive Officer